Exhibit 10.1

EXECUTION VERSION

NEW YORK BRANCH
CREDIT AGREEEMENT dated as of
August 16, 2011
By, between and among
HOKU CORPORATION and HOKU MATERIALS, INC. Collectively, as Borrower
and
BANK OF CHINA, NEW YORK BRANCH
as Lender
US$15,000,000

i

SECTION 6 INTENTIONALLY OMITTED

SECTION 7 EVENTS OF DEFAULT
7.1 Events of Default	21
7.2 Rights and Remedies	21

SECTION 8 MISCELLANEOUS
8.1 Notices	22
8.2 Benefit of Agreement	22
8.3 No Waiver; Remedies Cumulative	23
8.4 Payment of Expenses, etc.	23
8.5 Amendments, Waivers and Consents	24
8.6 Counterparts	24
8.7 Headings	24
8.8 Survival of Indemnification	24
8.9 Governing Law; Jurisdiction; Waiver of Jury Trial	24
8.10 USA Patriot Act	25
8.11 Severability	25
8.12 Entirety	25
8.13 Survival of Representations and Warranties	25
8.14 Fiduciary Relationship	25

SCHEDULES:
Schedule 4.3	Permitted Liens
Schedule 4.4	Subsidiaries
Schedule 5.6	Insurance

LIST OF EXHIBITS:
Exhibit A	Letter of Credit
Exhibit B	Notice of Borrowing
Exhibit C	Promissory Note

ii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Credit Agreement” or “Agreement,” as same may be amended, restated or otherwise modified from time to time), dated as of August 16, 2011 and made effective as of the Effective Date, by, between and among HOKU CORPORATION and HOKU MATERIALS, INC. (each a “Borrower” and collectively, the “Borrower” or “Borrowers” as the context may require) and BANK OF CHINA, NEW YORK BRANCH (the “Lender”).

IN CONSIDERATION of the mutual promises and covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows, it being agreed that the representations, warranties, covenants, promises, liabilities and obligations of the Borrowers are joint and several:

SECTION 1.                                DEFINITIONS

1.1           Definitions.

As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires (terms defined in the singular to have the same meanings when used in the plural, and vice versa).  Any capitalized term not otherwise defined in this Agreement shall have the meaning set forth in the other Credit Documents.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement Date” has the meaning defined in the Rider.

"Applicable Permits" shall mean each and every national, autonomic, regional and local license, authorization, certification, filing, recording, permit or other approval with or of any Governmental Authority, including, without limitation, each and every environmental, construction or operating permit and any agreement, consent or approval from or with any other Person that is required by any applicable law or that is otherwise necessary for the development and construction of the Project.

“Approved Plans” means all plans, schematics, drawings and specifications heretofore or hereafter delivered to and approved by all Governmental Authorities relating to the development and construction of the Project.

“Assignment and Acceptance” means an assignment and acceptance entered into by the Lender and an assignee (with the consent of any party whose consent is required by Section 8.2(b)).

“Availability Period” has the meaning described in the Rider.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Prime Rate.

“Borrower” has the meaning defined in the Rider.

“Borrower’s Counsel” has the meaning defined in the Rider.

“Borrowing Date” means the date on which a borrowing is requested as such term is defined in Section 2.1(b)(i).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close; provided that, when used in connection with a LIBOR Loan the term “Business Day” shall also exclude any day on which dealings in foreign currencies and exchanges between banks may not be carried on in London England or New York, New York.

“Capital Lease” means any lease of Property the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Change in Control” means any Person or group of Persons acting in concert (in each case other than the Parent) gaining the Control of the Borrower.

“Closing Date” means the Effective Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations promulgated thereunder as in effect from time to time.

“Control” in relation to any Person means either the direct or indirect ownership of more than 50% of the membership interests, share capital, or similar rights of ownership of the Person or the power to direct or cause the direction of the management or policies of a Person, whether through ownership or the ability to exercise voting power or other ownership rights, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Account” means the account or accounts established by the Lender on its books in Borrower’s name.  Lender shall credit the Control Account with the amount of each Loan advanced under this Credit Agreement and shall debit the Control Account for (i) payment of unpaid Obligations then due by Borrower to Lender under this Credit Agreement and under other Credit Documents and (ii) to the extent of any remaining credit balance, for transfer to Borrower’s Disbursement Account.

 “Credit Documents” means this Credit Agreement, the Promissory Note and, to the extent applicable, the Letter of Credit and any other documents executed and/or delivered or to be executed and/or delivered by or on behalf of the Borrower, including without limitation any consents, modifications, amendments, terminations or waivers relating to this Credit Agreement and the other Credit Documents

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Increment Percentage” has the meaning set forth in the Rider.

“Disbursement Account” means the depository/transactional account established and maintained by Borrower on the books of the office of the Lender specified in Section 8.1, which account shall be subject to the control of Lender in accordance with the terms and conditions set forth in Section 5.10.  The amount of credit balances available in the Control Account during the Availability Period shall be transferred to the Disbursement Account, with all disbursements therefrom subject to the control of Lender in accordance with the terms and conditions set forth in this Agreement.

“Disbursement Date” means the date on which Lender credits any proceeds of a Loan to Borrower’s Disbursement Account.

“Dollars” and “$” means the lawful currency of the United States of America.

“Effective Date” has the meaning set forth in Section 3.1.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” means such term as defined in Section 7.1.

“Facility Fee” has the meaning defined in the Rider.

“Financial Statement Date” means the date of the Most Recent Borrower Financial Statements.

“Fiscal Year” has the meaning defined in the Rider.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3 hereof.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Indebtedness” means, as to any Person, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations, including without limitation intercompany items, of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (v) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all Guaranty Obligations of such Person, (viii) the principal portion of all obligations of such Person under Capital Leases, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements and (x) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed). The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner (except for any such Indebtedness with respect to which the holder thereof is limited to the assets of such partnership).

“Interest Payment Date” means, (i) as to any LIBOR Loan, the last day of each Interest Period for such Loan, the date of any prepayment and the Maturity Date and (ii) as to any Base Rate Loan, the last Business Day of each calendar month, the date of any prepayment and the Maturity Date. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day, except that in the case of LIBOR Loans where the immediately succeeding Business Day falls in the immediately succeeding calendar month, then on the immediately preceding Business Day.

“Interest Period” means a period of Interest Defined Months duration commencing in each case on the date of the borrowing (including extensions and conversions); provided, however, that (A) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the immediately succeeding Business Day (except that in the case of LIBOR Loans where the immediately succeeding Business Day falls in the immediately succeeding calendar month, then on the immediately preceding Business Day), (B) no Interest Period shall extend beyond the Maturity Date and (C) in the case of LIBOR Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall, subject to clause (A) above, end on the last Business Day of such calendar month.

“Interest Defined Months” has the meaning defined in the Rider.

“Legal Fees” means such fees, costs and disbursements charged to the Borrower and paid by the Borrower directly and separately to the Lender’s legal counsel arising from, in connection with, or otherwise related to the preparation and/or review of legal documents and other services rendered on behalf of the Lender in respect of this Credit Agreement, the Credit Documents and the transactions contemplated herein and therein.  Without limiting the foregoing sentence or any other provision of this Agreement, Legal Fees shall include such fees, costs and disbursements charged to the Borrower and paid by the Borrower directly and separately to the Lender’s legal counsel arising from, in connection with, or otherwise related to the preparation and/or review of legal documents and other services rendered on behalf of the Lender subsequent to the Closing Date in respect of this Credit Agreement, the Credit Documents and the transactions contemplated herein and therein.

“Lender” means Bank of China, New York Branch, together with its successors and/or assigns.

“Letter of Credit” or “Letters of Credit”, as the context requires, means, to the extent applicable, the standby letter(s) of credit issued by the Sichuan Shuangliu Sub-Branch of the Bank of China (“Issuing Bank”), which is procured by the Borrower in favor of the Lender to secure the Borrower’s obligations to the Lender hereunder.

"LIBOR Rate" means, with respect to any LIBOR Loan for the Interest Period applicable thereto, the rate as displayed in the Bloomberg Professional Service page USD-LIBOR-BBA (BBAM) (or as otherwise reasonably determined by Lender) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with an interest period comparable to the applicable Interest Period.  In the event that such rate is not available at such time for any reason, then " LIBOR Rate " shall mean, with respect to any LIBOR Loan for the Interest Period applicable thereto, the arithmetic average, as determined by the Lender, of the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted by each Reference Bank at approximately 11:00 A.M. New York, New York time (or as soon thereafter as practicable) two Business Days prior to the first day of the Interest Period for such LIBOR Loan for the offering by such Reference Bank to leading banks in the London interbank market of eurodollar deposits having a term comparable to such Interest Period and in an amount comparable to the principal amount of the LIBOR Loan to be made by such Reference Bank for such Interest Period; provided that if any Reference Bank does not furnish such information to the Lender on a timely basis the Lender shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

“LIBOR Loan” means any Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” has the meaning defined in the Rider.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” means, unless otherwise stated in this Credit Agreement, the principal amount of each borrowing under this Credit Agreement or the principal amount outstanding of that borrowing.

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets or liabilities of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform any material obligation under the Credit Documents, (iii) the material rights and remedies of the Lender under the Credit Documents or (iv) any rights, remedies or benefits of or to the Lender under the Letter of Credit.

“Material Subsidiary” means a Subsidiary, including its Subsidiaries, substantially all of whose voting capital stock is owned by the Borrower and/or the Borrower’s other Subsidiaries and which meets all of the following criteria:

(i)           the Borrower’s and its other Subsidiaries’ proportionate share of total assets (after intercompany eliminations) of such subsidiary exceeds 10% of the total assets of the Borrower and its Subsidiaries on a consolidated basis as of its most recently completed fiscal year; and

(ii)           the Borrower’s and its other Subsidiaries’ proportionate share of or equity in the income from continuing operations before income taxes, extraordinary items and the cumulative effect of a change in accounting principle of such Subsidiary exceeds 10% of such income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed fiscal year.

“Maturity Date” has the meaning defined in the Rider.

“Maximum Total Amount” has the meaning defined in the Rider.

“Most Recent Borrower Financial Statements” has the meaning defined in the Rider.

“Non-Excluded Taxes” means such term as defined in Section 2.7.

“Notice of Borrowing” means the written notice of borrowing as referenced and defined in Section 2.1(b)(i).

“Obligations” means (i) the unpaid principal of, and the accrued and unpaid interest on, the Loan, all accrued and unpaid fees and expenses payable by the Borrower to the Lender and all other unsatisfied obligations of the Borrower arising under any of the Credit Documents, including without limitation under Sections 2.8, 2.9 and 2.10 hereof; and (ii) all other present and future Indebtedness, obligations and liabilities of the Borrower to the Lender, regardless whether such Indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several.

“Parent” has the meaning defined in the Rider.

“Participant” means such term as defined in Section 8.2(c).

“Permitted Purposes” means such term as defined in Section 4.6.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Borrower or any Subsidiary for employees of the Borrower and/or any Subsidiary or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any Subsidiary is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Prime Rate” means the highest “Prime Rate” as published in the “Money Rates” column of the Eastern Edition of the Wall Street Journal (“Wall Street Journal”) from time to time. If the Wall Street Journal should cease or temporarily interrupt publication or if the Prime Rate is no longer reported in the Wall Street Journal or is otherwise unavailable or is limited, regulated or administered by a governmental or quasi governmental body, then the Lender shall select a comparable interest rate which is readily available and verifiable by the Lender at its sole and absolute discretion.

“Prohibited Person” shall have the meaning given to such term in the Trading with the Enemy Act, as amended, or the applicable foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended).

“Project” means the development and construction of a polysilicion production facility having a nominal annual production capacity of four thousand metric tons (4,000mt) as more fully described on Exhibit A annexed hereto, to be located on approximately 67 acres (the “Property”) located in Pocatello, Idaho, which Property is leased by Hoku Materials, Inc., from the City of Pocatello, Idaho pursuant to a lease having a term of ninety-nine (99) years.

 “Promissory Note” means the note(s) evidencing the Loan(s), in substantially the form annexed hereto as Exhibit C.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Reference Banks” means JPMorgan Chase Bank, N.A., Bank of America, N.A. and Citibank, N.A.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property.

“Reserve Percentage” means the maximum effective percentage in effect on any day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to Eurocurrency funding.

“Responsible Officer” means the Chairman of the Board, the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer or the Treasurer.

“Revolving Availability Period” has the meaning defined in the Rider.

“Revolving Loans” shall have the meaning assigned to such term in Section 2.1(a).

“Revolving Maturity Date” has the meaning defined in the Rider.

“Rider” means the Rider to Credit Agreement attached to this Credit Agreement

“Subsidiary” means, as to any Person, (a) any corporation Controlled by such Person or more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture or other entity Controlled by such Person or in which such person directly or indirectly through Subsidiaries has more than 50% equity interest at the time. Unless otherwise specified, any reference to a Subsidiary is intended as a reference to a Subsidiary of the Borrower, as identified on Schedule 4.4.

1.2           Computation of Time Periods.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” Time is of the essence with regard to the performance by Borrower of any terms of this Credit Agreement and of the other Credit Documents.

1.3           Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 5.2 hereof.

SECTION 2.    THE CREDIT FACILITIES

2.1         Facility.

(a)           Facility. This Credit Agreement is with respect a Revolving Credit Loan, as set forth in the Rider.  Subject to the terms and conditions of this Credit Agreement and the Promissory Note (the terms of which are hereby incorporated by reference), the Lender agrees to make available to the Borrowers during the Revolving Eligibility Period, revolving loans (each, a “Revolving Loan” or “Loan” and collectively the “Revolving Loans” or “Loans”) from time to time in an aggregate principal amount which shall not exceed in the aggregate at any one time the Maximum Total Amount. Within the foregoing limits and subject to the terms and conditions of this Credit Agreement, Lender shall permit Borrowers to borrow, repay and reborrow the Revolving Loans.  Notwithstanding anything to the contrary herein, in reliance on the representations, warranties and covenants of each Borrower in this Agreement, the Lender may loan to Borrowers and Borrowers may borrow from the Lender Revolving Loans up to the Maximum Total Amount.  Prior to the Revolving Maturity Date, Borrowers may, within the limits of the Maximum Total Amount, borrow, repay and re-borrow sums made available under this Agreement, it being understood that the parties reasonably contemplate that prior to the Revolving Maturity Date, and provided that neither Borrower is in default under any of its obligations to the Lender, payments by Borrowers in reduction of the outstanding principal balance of the Revolving Loans shall become available to be re-advanced to or at the direction of Borrowers as provided under the terms of this Agreement, up to the Maximum Total Amount.  Under no circumstances shall the Lender be required to make any future Revolving Loans or advances which will result in an unpaid principal balance in excess of the Maximum Total Amount.  Borrowers shall repay the entire unpaid balance due or to become due under this Agreement including any contingent credits, obligations, advances or advices, if not sooner paid, in full on the Maturity Date.

(b)           Loan Borrowings.

(i)           Notice of Borrowing.  The Borrowers shall request each Loan borrowing by written notice (or telephone notice promptly confirmed in writing) to the Lender not later than 11:00 A.M. (New York, New York time) on the third Business Day (or such later day as the Lender may agree in its sole discretion) prior to the date of the requested borrowing. Such request for borrowing shall be irrevocable, shall be made in a notice of borrowing in substantially the form annexed hereto as Exhibit B (a “Notice of Borrowing”), and shall specify (A) that a Loan is requested; (B) the date of the requested borrowing (which shall be a Business Day) (the “Borrowing Date”); (C) the aggregate principal amount to be borrowed; and (D) the purpose for which the proceeds of the Loan shall be applied (which shall meet the requirements set forth in this Credit Agreement).  The Notice of Borrowing may not request any Advance if and to the extent it would exceed the Maximum Total Amount.

(ii)           Minimum Amounts.  The initial Revolving Loan shall be in a minimum aggregate amount of $5,000,000 and integral multiples of $100,000 in excess thereof (or the remaining Maximum Total Amount, if less) and each subsequent Revolving Loan borrowing shall be in a minimum aggregate amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or the remaining Maximum Total Amount, if less).

(iii)           Advances.  Subject to the Lender’s confirmation that (a) the amount of the Revolving Loan plus the outstanding principal balance of any prior Revolving Loans and other Loans (if any) and amounts due thereon are not in excess of the Maximum Total Amount and (b) the Letters of Credit securing the Revolving Loans and all other Loans, if any, remain in full force and effect, as confirmed by the Issuing Bank, the Lender will make the Loan borrowings available to the Borrowers on the Borrowing Date by crediting the Disbursement Account in immediately available funds.   The Lender at its option may make the Loans by causing any of its domestic or foreign branches or Affiliates to make such Loans; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loans in accordance with the terms of this Credit Agreement.  All Loans made to Borrowers shall be noted on the Schedule to the Promissory Note in the form(s) set forth as Exhibit C.

(c)           Repayment. Notwithstanding anything to the contrary or inconsistent contained herein or in the Promissory Note, the Borrowers hereby unconditionally, jointly and severally, promise to repay in full the principal amount of the Loans and the other Obligations outstanding and not previously repaid, on the Maturity Date, subject to the Lender’s right to demand repayment at any time upon occurrence and during the continuation of an Event of Default or as otherwise provided herein.  Furthermore, at any time that the principal amount of the Loans outstanding exceed the Maximum Total Amount, Borrower shall repay such excess to Bank within 5 days of such event.  A loan history maintained by Lender with respect to each Loan shall be prima facie evidence of the amount and date of the Loan evidenced by such Promissory Note, payments of principal and interest, and the outstanding principal amount and accrued interest on such Promissory Note, and other fees, charges and expenses related thereto and of payments applicable thereto, all of which shall be binding and conclusive upon Borrower absent manifest error.

(d)           Interest and Facility Fee. Subject to the provisions of Sections 2.2 and 2.10, the outstanding Loans shall bear interest at a per annum rate equal to the LIBOR Rate for the applicable Interest Period plus the LIBOR Rate Margin. The Borrowers hereby unconditionally, jointly and severally, promise to pay to the Lender accrued interest on the (i) Term Loans in arrears on each Interest Payment Date and the Maturity Date and (ii) Revolving Loans in arrears on each Interest Payment Date and the Revolving Maturity Date.  Without limiting the foregoing or any other provision of this Credit Agreement or other Credit Documents, all Loans, Obligations and other Indebtedness of Borrowers to Lender, if not sooner paid, shall be due and payable in full on the Maturity Date.

2.2           Default Rate.

The Borrowers, jointly and severally, hereby unconditionally promise to pay to the Lender interest on demand on all overdue principal and, to the extent permitted by law (after as well as before judgment), overdue interest in respect of each Loan and any other overdue amount payable hereunder or under the other Credit Documents at a Default Increment Percentage per annum greater than the rate which would otherwise be applicable (or if no rate is applicable, then Default Increase Percentage per annum greater than the Prime Rate).

2.3           Prepayments.

(a)           Voluntary Prepayments. The Borrower may prepay the Loans, in whole or in part, at any time without any premium or penalty; provided that (i) any such prepayment of the Loan shall include all interest accrued through the date of payment on the portion of the Loan so prepaid and all other moneys then due and payable under this Credit Agreement; (ii) partial prepayments shall be in a minimum principal amount of $100,000 and multiples of $100,000 in excess thereof and (iii) any prepayment shall be made together with all additional amounts, if any, due under Section 2.9.

(b)           Notice. In the case of voluntary prepayments under subsection (a) hereof, the Borrower will give notice to the Lender of its intent to make such a prepayment by 11:00 A.M. (New York, New York time) fifteen (15) Business Day prior to the date of prepayment.

2.4           Capital Adequacy.

If, after the Closing Date, the Lender has determined that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (including its foreign banking organization) or its holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender’s (including its foreign banking organization’s) or its holding company’s capital as a consequence of its commitments or obligations hereunder to a level below that which the Lender (including its foreign banking organization) or its holding company could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration the Lender’s (including its foreign banking organization’s) or its holding company’s policies with respect to capital adequacy), then, upon notice from the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender (including its foreign banking organization) or its holding company for such reduction. Each determination by the Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the Borrower. Notwithstanding anything contained herein to the contrary, the Borrower shall not be under any obligation to pay to the Lender amounts otherwise owing under this Section 2.4 if the Lender shall not have delivered such written notice to the Borrower within ninety (90) days following the later of (i) the date of occurrence of the event which forms the basis for such notice and request for compensation and (ii) the date the Lender becomes aware of such event. Notwithstanding the foregoing, the Lender agrees that, before giving any notice seeking a payment under this Section 2.4, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different office, branch or Affiliate of the Lender as the office, branch or Affiliate of the Lender having the commitments and obligations of the Lender hereunder if making such designation would avoid or reduce the amount of such reduction in its rate of return on its capital or assets and would not, in the reasonable judgment of the Lender, be otherwise disadvantageous to the Lender.

2.5           Illegality.

Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for the Lender to maintain a LIBOR Loan as contemplated by this Credit Agreement, (a) the Lender shall promptly give written notice of such circumstances to the Borrower, (b) the commitment of the Lender hereunder, if any, to continue a LIBOR Loan as such and shall forthwith be canceled and, until such time as it shall no longer be unlawful for the Lender to maintain a LIBOR Loan, the Lender may then maintain a Base Rate Loan when the continuation of a LIBOR Loan is supposed to occur hereunder and (c) the Lender’s Loan then outstanding as a LIBOR Loan, if any, shall be converted automatically to Base Rate Loan on the respective last days of the then current Interest Periods with respect to such Loan or within such earlier period as required by law. If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to the Lender such amounts, if any, as may be required pursuant to Section 2.9.

2.6           Requirements of Law.

If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to the Lender, or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender) (it being understood and agreed that matters set forth in the Consultation Paper issued by the Basle Committee on Banking Supervision of June 1999, including any subsequent revisions or updates thereto, shall not be treated as having been adopted or applied prior to the Closing Date):

(i)           shall subject the Lender to any tax of any kind whatsoever with respect to the Loan made by it or change the basis of taxation of payments to the Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.7 (including Non-Excluded Taxes imposed solely by reason of any failure of the Lender to comply with its obligations under Section 2.7(b)) and changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of the Lender or its applicable lending office, branch, or any affiliate thereof);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Lender; or

(iii)           shall impose on the Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to the Lender, by an amount which such Lender deems to be material, of making, continuing or maintaining the Loan or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from the Lender, in accordance herewith, the Borrower shall promptly pay the Lender, upon its demand, any additional amounts necessary to compensate the Lender for such increased cost or reduced amount receivable; provided that the Borrower shall not be under any obligation to pay to the Lender amounts otherwise owing under this Section 2.6 if the Lender shall not have delivered such written notice to the Borrower, within ninety (90) days following the later of (A) the date of occurrence of the event which forms the basis for such notice and request for compensation and (B) the date the Lender becomes aware of such event. If the Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall provide prompt notice thereof to the Borrower certifying (x) that one of the events described in this Section has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by the Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Section submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Credit Agreement and the payment of the Loan and all other amounts payable hereunder. Notwithstanding the foregoing, the Lender agrees that, before giving any notice seeking a payment of additional amounts under this Section 2.6, the Lender will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different office, branch or Affiliate as the office, branch or Affiliate of the Lender making, continuing or maintaining the Loan hereunder or having the commitments and obligations hereunder resulting in such increased cost to the Lender or reduction in the amount receivable by the Lender hereunder if making such designation would avoid the need for, or reduce the amount of, such increased cost or would avoid or decrease the reduction in the amount receivable hereunder and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to the Lender.

2.7           Taxes.

(a)           Except as provided below in this subsection, all payments made by the Borrower under this Credit Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (excluding net income taxes and franchise taxes imposed in lieu of net income taxes imposed on the Lender as a result of a present or former connection between the jurisdiction of the Governmental Authority imposing such tax and the Lender (except a connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Credit Agreement)) (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called “Non-Excluded Taxes”). If any Non-Excluded Taxes are required to be withheld from any amounts payable to the Lender hereunder, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement, provided, however, that the Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to the Lender that is not organized under the laws of the United States of America or a state thereof if the Lender fails to comply with the requirements of Section 2.8(b). Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any taxes, interest or penalties that may become payable by the Lender as a result of any such failure. Notwithstanding anything contained herein to the contrary, the Borrower shall not be under any obligation to pay to the Lender amounts otherwise owing under this Section 2.8(a) if the Lender shall not have delivered such written notice to the Borrower within ninety (90) days following the later of (i) the date of occurrence of the event which forms the basis for such notice and request for indemnity and (ii) the date the Lender becomes aware of such event. The agreements in this subsection shall survive the termination of this Credit Agreement and the payment of the Loan and all other amounts payable hereunder.

(b)           The Lender agrees that it shall:

(X)(i)           so long as it is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, on or before the date of any payment by the Borrower under this Credit Agreement to the Lender, deliver to the Borrower two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Credit Agreement without deduction or withholding of any United States federal income taxes;

(ii)           deliver to the Borrower two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(iii)           obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower; or

(Y)           if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) agree to furnish to the Borrower on or before the date of any payment by the Borrower two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form certifying to the Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Credit Agreement (and to deliver to the Borrower two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower for filing and completing such forms), and (ii) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower such other forms as may be reasonably required in order to establish the legal entitlement of the Lender to an exemption from withholding with respect to payments under this Credit Agreement;

unless in any such case any change in treaty, law or regulation has occurred after the date such Person (or, in the case of a Person that shall become a Lender or a Participant pursuant to Section 8.2, its transferor) becomes the Lender hereunder which renders all such forms inapplicable or which would prevent the Lender from duly completing and delivering any such form with respect to it and the Lender so advises the Borrower. Each Person that shall become the Lender shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection; provided that in the case of a Participant the obligations of such Participant pursuant to this subsection (b) shall be determined as if the Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender..

2.8           Place and Manner of Payments; Joint and Several Liability

Except as otherwise specifically provided herein, all payments hereunder shall be made to the Lender in Dollars in immediately available funds, without offset, deduction, counterclaim or withholding of any kind, at its offices specified in Section 8.1 not later than 2:00 P.M. (New York, New York time) on the date when due. Payments received after such time shall be deemed to have been received on the immediately succeeding Business Day. The Lender may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrowers maintained with the Lender (with notice to the Borrower). The Borrowers shall, at the time they make any payment under this Credit Agreement, specify to the Lender the principal, interest, fees or other amounts payable by the Borrowers hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Lender shall apply the payment in such manner as the Lender may determine to be appropriate in respect of obligations owing by the Borrower hereunder). Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the immediately succeeding Business Day (subject to accrual of interest at non-default rates and fees for the period of such extension (but not any default interest on amounts as to which such due date shall have been extended)), except that in the case of LIBOR Loan, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the immediately preceding Business Day.  Except as expressly provided otherwise herein, all computations of interest shall be made on the basis of actual number of days elapsed over a year of 360 days. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.  Notwithstanding anything to the contrary herein, express or implied, the obligations of the Borrowers under this Agreement shall be joint and several.

2.9           Break Funding Payments.

In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), or (b) the failure to borrow or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the interest that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the then applicable LIBOR Rate for a period available in the London interbank market closest in length to such remaining period. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.10              Market Disruption

           If in relation to any Interest Period the Lender determines (which determination shall be conclusive and binding) that by reason of circumstances affecting the London interbank market generally, adequate and fair means do not exist for ascertaining LIBOR for that Interest Period or that the quoted LIBOR for that Interest Period does not accurately or reliably reflect the cost of funding to Lender for making the Loan or to lenders, generally, for making loans similar to the Loan (a “Market Disruption”), the Lender shall promptly notify the Borrower accordingly.  Immediately following such notification, the Lender and Borrower shall negotiate in good faith with a view to agreeing upon an alternative basis for determining the applicable interest rate. If an alternative basis is agreed in writing within a period of thirty (30) days after such notification or such longer period for discussion as the parties may agree, the alternative basis shall take effect in accordance with its terms.  If the parties are unable to reach agreement as to an alternative basis for determining the applicable interest rate for the relevant Interest Period, then each Loan shall automatically convert to a Base Rate Loan and shall continue as a Base Rate Loan until Lender determines, in the exercise of its sole discretion, that the circumstances causing or contributing to the Market Disruption no longer exist.

2.11                 Right of Setoff

If an Event of Default shall have occurred and be continuing, Lender (including Lender’s home office and other Branches thereof) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or account of the Borrower against any and all the Loans and other Obligations of the Borrower now or hereafter existing under this Credit Agreement and the other Credit Documents held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Credit Agreement or such other Credit Documents and although such Loans and other Obligations may be unmatured. The rights of the Lender under this Section 2.11 are in addition to other rights and remedies (including other set off rights) which Lender may have.

SECTION 3.                                CONDITIONS PRECEDENT

3.1           Conditions to Effectiveness.

This Credit Agreement shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied or provided for in form and substance as satisfactory to the Lender, as determined by Lender, in its sole discretion, or duly waived in writing by the Lender in accordance with Section 8.5:

(a)           Executed Credit Documents. Receipt by the Lender of duly executed originals of this Credit Agreement, the other Credit Documents and the initial Letter of Credit, issuance of which Letter of Credit shall have been confirmed by the issuer.  In order to increase the Maximum Total Amount above an initial Maximum Total Amount of $15,000,000, the Borrower shall provide additional Letters of Credit at any time and from time to time within the six (6) month period following the Effective Date.  The Borrower shall not have the right to provide additional Letters of Credit or to otherwise increase the then effective Maximum Total Amount after such date.

(b)           No Default; Representations and Warranties. As of the Effective Date (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects.

(c)           Corporate Documents. Receipt by the Lender of the following:

(i)           Charter Documents.  A copy of the articles of incorporation of each Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation and certified by an officer of each Borrower to be true and correct as of the Closing Date.

(ii)           By-laws.  A copy of the by-laws of the Borrower certified by an officer of the Borrower to be true and correct as of the Effective Date.

(iii)           Resolutions. A copy of the resolution of the board of directors of each Borrower approving and adopting the Credit Documents to which it is a party, the transactions contemplated thereby and authorizing execution and delivery thereof, certified by the Secretary of the Board of Directors of Borrower to be true and correct and in force and effect as of the date hereof and the Effective Date.

(iv)           Good Standing.  A copy of (A) the certificate of good standing, with respect to the Borrower, certified as of a date that is within 5 business days of the Effective Date (or such other recent date as is acceptable to Lender, in its sole discretion) by the appropriate Governmental Authorities of the state of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing would have a Material Adverse Effect on the business or operations of the Borrower in such jurisdiction and (B) to the extent available, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

(v)           Incumbency.  An incumbency certificate, including specimen signatures, of the authorized signatories of the Borrower authorized to execute the Credit Documents to which it is a party on behalf of the Borrower.

(vi)           Financial Statements.   The Most Recent Borrower Financial Statements.

(d)           Financial Information. The Most Recent Borrower Financial Statements (i) present fairly in all material respects the financial position of the Borrower as of the dates thereof and the results of operations of the Borrower for the periods covered thereby; (ii) are consistent in all material respects with the books and records of the Borrower; and (iii) have been prepared in accordance with GAAP throughout the periods indicated (except as may be indicated therein).  Since the Financial Statement Date, there shall not have occurred, nor otherwise exist, an event or condition which has a Material Adverse Effect on the Borrower.

(e)           Opinion of Borrower’s Counsel.  Lender shall have received a legal opinion addressed to the Lender and dated the Closing Date from Borrower’s Counsel, in the form and substance acceptable to Lender.

(f)           Public Records Searches.  Lender shall have received UCC, liens, judgments and Bankruptcy searches, each of which shall in all respects be satisfactory to Lender.

(g)           Payment of Lender’s Legal Fees.  The Legal Fees shall be paid on or prior to the date of this Credit Agreement to the extent invoices for such Legal Fees have been presented to Borrower for payment.

(h)           Other.  Receipt by the Lender of such other documents, agreements or information which it may reasonably request.

3.2           Conditions to All Loans

The obligation of the Lender to make any Loan hereunder is subject to the satisfaction prior to or concurrently with the making of such Loan of the following conditions precedent in form and substance satisfactory to Lender as determined by the Lender in its sole discretion, or duly waived in writing by the Lender in accordance with Section 8.5:

(a)           The Lender shall receive from the Borrower (A) a duly executed and completed Promissory Note, specifying or reflecting (by recordation or other notation by Lender from time to time on the Note and/or in books and records maintained for such purpose, whether manually, electronically or digitally) the principal amount of the requested Loan and dated the date of the requested Disbursement Date; (B) a duly executed and completed Notice of Borrowing in accordance with Section 2.1(b); and (C) such other Credit Documents as may be required by Lender, to the extent not previously executed and delivered in connection with the original closing and such requirement to deliver the relevant Credit Documents is covered herein.

(b)           If the Borrower elects to increase the Maximum Total Amount above an initial Maximum Total Amount of $15,000,000, the Borrower shall provide additional Letters of Credit at any time and from time to time within the six (6) month period following the Effective Date.

(c)           The representations and warranties made by the Borrower regarding the Borrower herein or which are contained in any certificate, document or financial or other Credit Document furnished at any time under or in connection herewith, shall be true and correct on and as of each the Borrowing Date and the Disbursement Date for such Loan as if made on and as of such date (unless the representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects as of such earlier date.

(d)           No default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan to be made on such Disbursement Date.

(e)           After giving effect to the requested Loan the aggregate amount of all Loans shall not exceed the Maximum Total Amount.

(f)           (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Authority shall be continuing or threatened against Borrower or against the officers or directors of Borrower (A) in connection with the Credit Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Lender, is deemed material or (B) which is likely to, in the reasonable opinion of Lender, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to Borrower or the conduct of its business or inconsistent with the due consummation of the transactions contemplated by this Credit Agreement shall have been issued by any Governmental Authority.

(g)           (i) since the date of the Most Recent Borrower Financial Statements, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect with respect to the condition, financial or otherwise, or the results and business prospects of Borrower and (ii) no representations made or information supplied to Lender shall have been proven to be inaccurate or misleading in any material respect.

SECTION 4.                                REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as of the date of this Credit Agreement and on each Disbursement Date, as follows:

4.1           Corporate Status.

Each Borrower is a corporation duly formed and organized and validly existing in good standing in its jurisdiction of incorporation, is duly qualified and in good standing as a foreign corporation and authorized to do business in and to own its assets in all other jurisdictions wherein the nature of its business or property makes such qualification necessary, except where its failure so to qualify would not have a Material Adverse Effect, and has full power to own its real properties and its material personal properties and to carry on its business as now conducted.

4.2           Corporate Authorization.

The execution, delivery and performance of the Credit Documents by the Borrower are within the powers and authority of the Borrower, have been duly authorized by proper corporate proceedings and do not and will not contravene any provision of applicable law or of its articles of incorporation, as amended to date, or the by-laws, as amended to date, or any instrument binding on the Borrower or any of its material properties or assets, or result in the creation or imposition of any Lien upon any of its property or assets pursuant to any agreement or any instrument to which it is a party or by which it is bound. Each of this Credit Agreement and other Credit Documents to which it is a party has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to the effect of (a) applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and (b) general principles of equity (whether in a proceeding at law or in equity)..

4.3           Liens; Indebtedness.

Neither the Borrower nor any of its Subsidiaries has outstanding any Lien except as identified on Schedule 4.3.

4.4           Litigation.

There are no actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary in any court or arbitration or before or by any governmental department, agency or instrumentality, domestic or foreign, which reasonably could be expected to have a Material Adverse Effect; and none of the Borrower or any Subsidiary is in violation of any judgment, order, writ, injunction, decree or award or in violation of any rule or regulation of any Governmental Authority, domestic or foreign, the violation of which would have a Material Adverse Effect.

4.5           Governmental and Other Approvals.

No approval, consent or authorization of, or any other action by, or filing or registration with, any governmental department, agency or instrumentality, domestic or foreign, is necessary for the execution or delivery by the Borrower of the Credit Documents or for the performance by the Borrower of any of the terms or conditions hereof.

4.6           Use of Loan.

Proceeds of the Loan will be used and applied solely for purposes of completing the development and construction of the Project (“Permitted Purposes”).  Notwithstanding any conflicting or inconsistent provision of this Agreement, Lender may, in its sole discretion, require as a condition to making any advances or disbursements of proceeds of the Loan, require Borrower to furnish for review by Lender, any reports, information, material or data which shall be satisfactory to Lender in all respects, to enable Lender to determine (which determination shall be conclusive and binding) whether the intended purpose(s) set forth in any applicable Notice of Borrowing qualifies as a Permitted Purpose(s).  Without limiting any other provision of this Agreement or under applicable law, the making of any Loan or disbursement of any proceeds thereof shall not be deemed an approval or acceptance by the Lender of any work performed or to be performed on the Project, it being understood and agreed that (i) any determination by Lender as to whether the intended purpose set forth in any applicable Notice of Borrowing qualifies as a Permitted Purpose(s) shall be for Lender’s sole benefit and (ii) Lender shall have no obligation to monitor or determine Borrower’s use or application of any advance or disbursement of Loan proceeds.

4.7           ERISA.

Each of the Borrowers and each Subsidiary have fulfilled its obligations, if any, under the minimum funding standards of ERISA with respect to each Plan maintained by it and is otherwise in compliance in all material respects with the applicable provisions of ERISA.

4.8           Environmental Compliance.

Each of the Borrower and its Subsidiaries is in substantial compliance with all applicable federal, state and local environmental laws, regulations and ordinances governing its business, properties or assets with respect to discharges into the ground and surface water, emissions into the ambient air and generation, storage, transportation and disposal of waste materials or process by-products, except such noncompliances as are not likely to have a Material Adverse Effect.

4.9           Foreign Assets Control Regulations, Etc.; OFAC Compliance.

Neither the execution and delivery of this Credit Agreement or the other Credit Documents by Borrower nor the use of the proceeds of the Loan, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) of the Anti-Terrorism Order or any enabling legislation or Executive Order relating to any of the same. Without limiting the generality of the foregoing, neither the Borrower nor any of their respective Subsidiaries (a) is or will become a blocked person described in Section 1 of the Anti-Terrorism Order or (b) engages or will engage in any dealings or transactions or be otherwise associated with any such blocked person. None of the Borrower or any Subsidiary thereof or any principal of Borrower or any Person who controls Borrower is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001), and/or any other list maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders or otherwise subject to any sanction imposed pursuant to an OFAC implemented regulation.

SECTION 5.                                COVENANTS

So long as this Agreement, or any renewal, extension or modification hereof, remains in effect, and, in any event, until indefeasible payment in full and discharge of all Loans and other Obligations of Borrower to the Lender, including payment of all principal of and interest on the Loans, the Borrower shall comply, and shall cause each Subsidiary, to the extent applicable, to comply, with the following covenants:

5.1           Corporate Existence.

The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names that are material to the conduct of the business of the Borrower and its Subsidiaries as a whole.

5.2           Reports, Certificates and Other Information.

The Borrower shall furnish to the Lender:

(A)           as soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower, the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Year and the consolidated statements of income, cash flows and common shareholders’ equity of the Borrower and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year, all in reasonable detail and accompanied by a report or opinion (which shall not be qualified by reason of any limitations imposed by the Borrower) of an independent public accounting firm of recognized national standing selected by the Borrower, which shall be prepared in accordance with generally accepted auditing standards relating to reporting, to the effect that such financial statements present fairly, in accordance with GAAP consistently applied (except for changes in which such accountants concur), the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Year and their consolidated results of operations and the consolidated cash flows for such Fiscal Year;

(B)           as soon as available and in any event within 45 days after the end of each fiscal quarter period (other than the last quarterly period) of each Fiscal Year of the Borrower, the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarterly period and the consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries for that part of the Fiscal Year ended with such quarterly period, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail and certified by the senior officer in the Borrower’s finance department, subject to normal year-end adjustments;

(C)           as soon as available and in any event within 30 days after the Borrower knows or has reason to know that any circumstances exist that constitute grounds entitling the Pension Benefit Guaranty Corporation (“PBGC”) to institute proceedings to terminate a Plan subject to ERISA with respect to the Borrower or any commonly controlled entity, and promptly but in any event within two (2) business days of receipt by the Borrower or any commonly controlled entity of notice that the PBGC intends to terminate a plan or appoint a trustee to administer the same, and promptly but in any event within five (5) business days of the receipt of notice concerning the imposition of withdrawal liability with respect to the Borrower or any commonly controlled entity, the Borrower will deliver to the Lender a certificate of the chief financial officer of the Borrower setting forth all relevant details and the action which the Borrower proposes to take with respect thereto;

(D)           immediately upon a senior officer in the Borrower’s finance department becoming aware of (i) the existence of a Default or an Event of Default; and (ii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, without limitation, (a) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any of its Subsidiaries and any Governmental Authority; (b) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its Subsidiaries, including pursuant to any applicable environmental law; and (c) any litigation, investigation or proceeding affecting the Borrower in which the amount involved exceeds $500,000, or in which injunctive relief or similar relief is sought, in the cases of subclauses (ii) (a) through (c) which could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto;

(E)           promptly after the sending or filing thereof, copies of all reports which the Borrower may from time to time furnish its stockholders;

(F)           within five (5) business days following the close of each calendar month with respect to the month just ended: (i) reports on the progress of the development and construction of the Project and (ii) reports on the business operations of Borrower (including, without limitation, reports on production volume, customer lists, sales volume, unit pricing and such other information required by Lender); each of the foregoing reports and information required under this Section 5.2 (F) shall be in such form, substance and detail as required by Lender, in its sole discretion, and each of which shall be duly certified by a duly authorized officer(s) of Borrower having knowledge of the respective contents, as shall be reasonably determined by Lender.

At any reasonable time and from time to time, upon not less than ten (10) Business Days’ prior written notice (unless an Event of Default has occurred and is continuing, in which event no notice from Lender shall be required), the Borrower shall permit the Lender or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of and visit the properties of the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries, in each case to the extent regarding this Credit Agreement, (i) with any of the Borrower’s senior officers or any of the Borrower’s officers within the Borrower’s finance department and (ii) with the Borrower’s independent public accounting firm, in the presence of one or more officers of the Borrower if so requested by the Borrower (it being understood that information obtained by the Lender pursuant to this Section shall be kept confidential except to the extent any such information becomes public or is required to be disclosed by law or requested to be disclosed by any Governmental Authority); provided that none of the Lender and the agents and representatives thereof shall be entitled to examine or make copies of or abstracts from the records of the Borrower or any Subsidiary if the Borrower shall be advised by counsel, in good faith, that the examination, copying or abstracting of such information or material could result in a waiver of any attorney-client privilege relating to such information or material or otherwise compromise the Borrower’s or a Subsidiary’s position in any litigation, investigation or other legal proceeding to which the Borrower or any Subsidiary is a party or is subject.

5.3           Other Reports.

Borrower shall furnish or cause to be furnished to Lender, such other and additional reports, information, material and data as may be reasonably requested by Lender from time to time regarding the condition, operations, status of business, legal and other affairs, financial or otherwise, of Borrower or any consolidated Subsidiary, as well as other evidence to Lender’s satisfaction reflecting Borrower’s compliance with this Agreement and other Credit Documents.

5.4           Mergers and Consolidations.

The Borrower shall not, nor shall it permit any Material Subsidiary to, (i) merge or consolidate with or into any other entity that is not the Borrower or another Material Subsidiary unless the Borrower or the Material Subsidiary or another Subsidiary, all of the equity interests of which are owned by the Borrower, directly or indirectly, is the surviving entity and no Default or Event of Default shall exist either immediately prior to or after giving effect thereto, or (ii) sell, lease or otherwise transfer all or substantially all of its property, assets and business to any other entity other than the Borrower or a Material Subsidiary or another Subsidiary, all of the equity interests of which are owned by the Borrower, directly or indirectly.  The Borrower shall not, nor shall it permit any Material Subsidiary to, wind up, liquidate or dissolve itself.  The Borrower shall not, nor shall it permit any Material Subsidiary to, change or permit a change in its name or identity without first giving Lender at least ten (10) days advance written notice thereof; provided, however, that the Borrower may not, nor shall it permit any Material Subsidiary to, change or permit a change in its name or identity if the Lender, in its reasonable discretion, determines that any such change impairs or diminishes its security, rights or remedies.

5.5           Taxes.

The Borrower shall, and shall cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and except where the failure to do so would not have a Material Adverse Effect.

5.6           Insurance.

The Borrower shall, and shall cause each Subsidiary to, procure and continuously maintain insurance, in such amounts and covering (i) such risks as is consistent with sound business practice and (ii) such other or additional risks designated on the annexed Schedule 5.6, naming Lender as relevant, as additional insured, loss payee and certificate holder.

5.7           Compliance with Laws.

The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders (including, without limitation, environmental and safety laws and ERISA), whether now in effect or hereafter enacted, applicable to or pertaining to their Properties or business operations except where the necessity of compliance therewith is diligently and continuously contested in good faith by appropriate proceedings or where the failure to comply is not likely to either (i) have a Material Adverse Effect or (ii) result in a Lien upon any of their Property.

5.8           Payment of Obligations.

The Borrower will, and will cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including: (i) all tax liabilities, assessments and governmental charges or levies upon it or its Properties, unless the same are being contested in good faith by appropriate proceedings and adequate reserves (if required by GAAP) in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and (ii) all lawful claims which, if unpaid, would by law become a Lien upon its Property.

5.9           Maintenance of Properties. Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve all of their Properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, to the extent that failure to maintain any of such Property would be reasonably likely to have a Material Adverse Effect.

5.10           Change in the Nature of Business.

The Borrower shall not, and shall not permit any of its Subsidiaries, to change, in any material respect, the nature of the business in which it is engaged as of the original date of this Credit Agreement, nor engage, in any material respect, in any other businesses other than such businesses and activities reasonably related and complementary to any of the businesses in which it is engaged as of the original date of this Credit Agreement.

5.11           Transactions with Affiliates.

The Borrower shall not, and the Borrower shall not permit or cause any of its Subsidiaries to, enter into or consummate any transaction with any Affiliate of such Person other than (a) as expressly permitted by, and subject to, the other terms of this Credit Agreement, and (b) other transactions pursuant to agreements which are entered into in the ordinary course of business and are on fair and reasonable terms not less favorable to the Borrower or such Subsidiary than would be obtained in an arm’s length transaction between unrelated parties of equal bargaining power; provided , that the Borrower and its Subsidiaries may enter into transactions that are not on an arm’s-length basis with such Affiliates so long as the fair market value of any such transaction does not exceed $100,000 at any time.

5.12           Foreign Assets Control Regulations.

(1) The Borrower shall not use the proceeds of the Loan in any manner that will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order of any enabling legislation or Executive Order relating to any of the same. Without limiting the foregoing, the Borrower will not permit itself, any principal of Borrower, any Person who controls Borrower or any of its Subsidiaries to (a) become a blocked person described in Section 1 of the Anti-Terrorism Order or (b) knowingly engage in any dealings or transactions or be otherwise associated with any person who is known by the Borrower or who (after such inquiry as may be required by Applicable Law) should be known by the Borrower to be a blocked person. (2) Each Person who controls Borrower or other direct or indirect principal of Borrower shall be at all times during the term of the Loan an entity or person which (a) is (as whose principals shall be) a reputable entity or person of good character and in good standing as reasonably determined by the Lender, (b) is creditworthy and not adverse to the Lender in any pending litigation or arbitration in which the Lender is also a party, (c) is not a Prohibited Person, and (d) is in good standing in its state or country or organization.

5.13           Disbursement Account.

Not later than the Closing Date, Borrower shall establish the Disbursement Account with Lender. Borrower shall continuously maintain the Disbursement Account with Lender during the entire term of this Agreement and continuing until the Loan and all other Obligations of Borrower to Lender shall have been indefeasibly repaid in full.  The Disbursement Account shall be subject to the control of Lender and all transfers, withdrawals and disbursement of funds deposited therein shall be subject to the prior approval of Lender.  Without limiting any provision herein or under applicable law, Borrower hereby grants and Lender shall have a first priority security interest in the Disbursement Account and in all funds now or hereafter in the Disbursement Account (including but not limited to all funds hereafter deposited in the Disbursement Account).  This Agreement constitutes an agreement providing Lender with “control of a deposit account” in accordance with Article 9 of the United Commercial Code as now and hereafter in effect in the State of New York State (the "UCC") and the Borrower and Lender intend Lender's security interest to be automatically perfected by reason of such control.  Without limiting any other rights available to Lender herein, at law or in equity, Lender is hereby authorized to debit from the Disbursement Account or any other account maintained by any or both Borrowers with Lender, any and all fees, costs and expenses incurred or to be incurred by Borrower hereunder, including, without limitation, transaction costs, disbursements and fees and Lender’s attorneys fees required to be paid by Borrower under this Credit Agreement.

5.14           Completion of Project.

The Borrower shall diligently and continuously pursue to completion, development and construction of the Project in accordance with all Approved Plans and in compliance with all Applicable Permits and Requirements of Law,   provided, however, that Borrower shall not be considered in breach of Section 5.14 to the extent and during such period that it is prevented from performing its obligations under this Section 5.14 by a cause or causes beyond the reasonable control of Borrower or which could not reasonably be avoidable by Borrower, which causes shall include, but not be limited to, any of the following that arise after the Borrowing Date: (i) strikes or similar labor disputes (unless restricted to employees of Borrower); (ii) changes in governmental regulations or controls; (iii) fire, explosion, earthquake, flood or other act of God; or (iv) inability to obtain any material or services.

5.15           Independent Verification.
Borrower shall permit, and shall cause each of its Subsidiaries to permit, Lender (or any agents or consultants that it may select) to inspect and examine the inventory, the receivables and all books and records of Borrower, at any time and at such time or times as Lender shall reasonably require.  If an Event of Default exists and is continuing at the time the Lender seeks to commence an inspection or examination, then such inspection or examination may be commenced without prior notice from Lender to Borrower. If an Event of Default does not exist or is no longer continuing at the time the Lender seeks to commence an inspection or examination, then such inspection or examination may be commenced upon not less than three (3) days prior written notice from Lender to Borrower.  The reasonable costs and expenses associated with any such inspection and examination shall be paid or reimbursed by Borrower in full to Lender, upon demand by Lender if (a) at the time Lender seeks to commence an inspection or examination an Event of Default exists and is continuing or (b) such inspection or examination is mandated or requested by the Lender’s regulators (foreign or domestic) or Lender’s auditors.

SECTION 6.                                [INTENTIONALLY OMITTED]

SECTION 7.                                EVENTS OF DEFAULT

7.1           Events of Default.

Each of the following occurrences shall constitute an “Event of Default” under this Credit Agreement:
(A) any representation or warranty made by the Borrower to the Lender in or in connection with this Credit Agreement or any of the other Credit Documents shall prove to have been false or misleading in any material respect when made or furnished; (B) the Borrower shall fail to pay (i) any principal of any Loan as and when the same shall become due and payable, or (ii) any interest on any Loan, any costs and expenses or other Obligation as and when the same shall become due and payable, and such failure shall continue unremedied for more than three (3) Business Days; (C) the Borrower shall fail to pay when due, whether by acceleration or otherwise, one or more evidences of Indebtedness (other than the Loan hereunder) having an aggregate unpaid balance of more than $1,000,000, and such failure shall continue for more than the period of grace, if any, applicable thereto and shall not have been waived; (D) (i) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.1, 5.4, 5.10 or 5.11 of this Credit Agreement on its part to be performed or (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in this Credit Agreement or any other Credit Document on its part to be performed or observed which is not reasonably capable of being remedied, or (iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Credit Agreement or any other Credit Document on its part to be performed or observed which is reasonably capable of being remedied, and such failure shall continue unremedied for a period of thirty (30) days after (I) the Borrower shall have received notice of such failure from the Lender or (II) a senior officer in the finance department of the Borrower shall have knowledge of such failure, whichever shall first occur; (E) the Borrower or any Material Subsidiary shall (i) apply for or consent to the appointment of a receiver, custodian, trustee or liquidator of the Borrower or such Subsidiary or any of their respective properties or assets, (ii) generally fail or admit in writing its inability to pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under the Bankruptcy Code, (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against the Borrower or such Material Subsidiary in an involuntary case under the Bankruptcy Code or (vii) take any corporate action for the purpose of effecting any of the foregoing; (F) a proceeding or case shall be commenced, without the application or consent of the Borrower or any Material Subsidiary, in any court of competent jurisdiction seeking (i) its liquidation, reorganization, dissolution or winding-up or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian or liquidator of the Borrower or such Material Subsidiary or of all or any substantial part of its assets or (iii) similar relief in respect of the Borrower or such Material Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) days; (G) any final judgment, final consent decree or final order for the payment of money (or for the performance of any remedial action or other services that would result in the expenditure of funds by the Borrower or any of its Subsidiaries) shall be rendered against the Borrower or any of its Subsidiaries by any federal, state or local court or administrative agency and the same shall fail to be discharged, stayed or bonded for a period of sixty (60) days after such final judgment, final consent decree or final order for the payment of money (or, in the case of performance obligations, shall fail to be performed in the manner and at the times required in such final judgment, final consent decree or final order or shall fail to otherwise be discharged, stayed or bonded, in any such case, for a period of sixty (60) days after the performance of such obligations is required); provided that no occurrence described in this subsection (G) shall constitute an Event of Default unless the aggregate outstanding liability of the Borrower and its Subsidiaries which has resulted from all such occurrences shall exceed $500,000 (or its equivalent in any other currency); or (H) a Change of Control shall have occurred.

7.2           Rights and Remedies.

In the case of an Event of Default described in subsection (E) or (F) of Section 7.1 relating to the Borrower or a Material Subsidiary, the facility shall be immediately terminated and the Loan, including all interest thereon, and all other Obligations shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and Lender may make a drawing under the Letter of Credit and apply the proceeds of such drawing toward the discharge of the Obligations, and/or exercise any rights or remedies provided to the Lender under the Credit Documents or at law or in equity.  In the case of any other Event of Default, and in any such event (other than an event described in subsection (E) or subsection (F) of Section 7.1 relating to the Borrower or a Material Subsidiary), the Lender may, by notice to the Borrower (i) terminate forthwith the facility, (ii) declare the Loan, including all interest thereon, and all other Obligations to be forthwith due and payable, whereupon the Loan and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (iii) make a drawing under the Letter of Credit and apply the proceeds of such drawing toward the discharge of the Obligations, and/or (iv) exercise any rights or remedies provided to the Lender under the Credit Documents or at law or in equity.

SECTION 8.                                MISCELLANEOUS

8.1           Notices.

Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via confirmed telecopy (or other confirmed facsimile device) to the number set out below, (iii) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service for next day delivery, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, return-receipt requested, in each case to the respective parties at the address set forth below or at such other address as such party may specify by written notice to the other party hereto:

if to the Borrower, to:

HOKU CORPORATION
1288 Ala Moana Blvd., Ste. 220
Honolulu, Hawaii  96814

-and-

HOKU MATERIALS, INC.
1288 Ala Moana Blvd., Ste. 220
Honolulu, Hawaii  96814

if to the Lender

BANK OF CHINA, NEW YORK BRANCH
410 Madison Avenue
New York, New York 10017
Telephone: (212) 935-3101
Fax: (212) 688-0919

8.2           Benefit of Agreement.

(a)           Generally. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may not assign and transfer any of its interests without prior written consent of the Lender; provided, further that the rights of the Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be governed by this Section 8.2.

(b)           Assignments. The Lender may, upon obtaining the consent of the Borrower, assign all of its rights and obligations hereunder pursuant to an Assignment and Acceptance to another bank or financial institution; provided that (i) no such consent shall be unreasonably withheld or delayed, (ii) consent of the Borrower shall not be required with respect to any pledge or assignment by the Lender to (x) any of its Affiliates, (y) a party that is not a competitor of or adverse to the Borrower and is able to meet the Lender’s obligations hereunder, or (z) a Federal Reserve Bank in support of borrowings made by the Lender from such Federal Reserve Bank,  and (iii) no such consent shall be required from the borrower if an Event of Default exists.  Any assignment hereunder shall be effective upon execution by the Lender and its assignee of the applicable Assignment and Acceptance.  The assigning Lender will give prompt notice to the Borrower of any such assignment.  Upon the effectiveness of any such assignment (and after notice to the Borrower as provided herein), the assignee shall become a “Lender” for all purposes of this Credit Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Lender shall be relieved of its obligations hereunder to the extent of the Loan and the Loan commitment components being assigned.

(c)           Participations. The Lender may sell, transfer, grant or assign participations in all or any part of its interests and obligations hereunder to one or more banks or other entities (each a “Participant”); provided that (i) the selling Lender shall remain the “Lender” for all purposes under this Credit Agreement (the selling Lender’s obligations under the Credit Documents remaining unchanged) and the Participant shall not constitute a Lender hereunder, (ii) no such Participant shall have, or be granted, rights to approve any amendment or waiver relating to this Credit Agreement or the other Credit Documents except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on or fees in respect of any Loan in which the Participant is participating, or (B) postpone the date fixed for any payment of principal (including extension of the Maturity Date or the date of any mandatory prepayment), interest or fees in which the Participant is participating and (iii) sub-participations by the Participant (except to an Affiliate of the Participant) shall be prohibited. In the case of any such participation, except as contemplated in clause (ii) of the proviso of the first sentence of this Section, the Participant shall not have any rights under this Credit Agreement or the other Credit Documents (the Participant’s rights against the selling Lender in respect of such participation to be those set forth in the participation agreement with the Lender creating such participation) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

8.3           No Waiver; Remedies Cumulative.

No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between or among the parties hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have. No notice to or demand on any party hereto in any case shall entitle any such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender to take any other or further action in any circumstances without notice or demand.

8.4           Payment of Expenses, etc.

The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses (including reasonable Legal Fees and disbursements) of the Lender in connection with the preparation, negotiation, execution and delivery of this Credit Agreement and the other Credit Documents and any modification, amendment, supplement, waiver or consent relating to this Credit Agreement and the other Credit Documents, including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructuring relating to the performance by the Borrower under this Credit Agreement and of the Lender in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of outside counsel for the Lender); and (ii) indemnify the Lender, their respective officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Loan (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of outside counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified). Without limiting the foregoing or any other provision herein, if this Credit Agreement, any other Credit Document or the transaction contemplated herein, is referred to an attorney for consultation regarding the assertion or enforcement of any rights or defenses in connection with any pending or threatened legal or equitable proceedings or through the Bankruptcy Court or if Lender is required to respond to, appear in or otherwise expend any time or resources in connection with any inquiry, subpoena, audit, examination, investigation, proceeding or action in connection with this Credit Agreement, any other Credit Document, the transaction contemplated herein or otherwise relating to the Borrower and/or its members, shareholders partners, officers and principals, Borrower shall, promptly upon demand by Lender, pay or reimburse (as the case may be) all (i) reasonable fees and expenses of lawyers, fees and expenses of accountants and other consultants engaged by Lender for such purpose(s) and (ii) all out-of-pocket costs, expenses and disbursements incurred by Lender in  connection with same (including, without limitation, fees, costs, and expenses incurred in connection with investigating and responding to a subpoena relating to any of the foregoing) together with interest thereon at the Default Rate through the date of payment.  All of the foregoing fees, costs, wages and expenses shall be due and payable by Borrower whether or not formal legal action has been commenced or taken.  The obligations of Borrower under this Section 8.4 shall survive termination of this Credit Agreement, payment in full of all the Loans and all other Obligations under this Credit Agreement, the Promissory Notes and the other Credit Documents

8.5           Amendments, Waivers and Consents.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing signed by the Lender and the Borrower.  No purported oral amendment, change, waiver, discharge or termination shall be binding upon or effective against the Lender notwithstanding the fact that such claimed amendment, change, waiver, discharge or termination shall have been substantially and detrimentally relied upon by Borrower.

8.6           Counterparts.

This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

8.7           Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

8.8           Survival of Indemnification.

All indemnities set forth herein, including, without limitation, in Sections 2.8, 2.9, 2.10 and 8.4 shall survive the execution and delivery of this Credit Agreement, and the making of the Loan, the repayment of the Loan and other obligations and the termination of the Lender’s obligations hereunder; provided, however, that payment of any such amounts shall be subject to the limitations, if any, regarding requirements for notice set out in such Sections.

8.9           Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           THIS CREDIT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONLICTS OF LAW RULES THEREOF.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement or any other Credit Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Credit Document against the Borrower or any of its properties in the courts of any jurisdiction.

(c)           THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.10           USA Patriot Act.

The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 ) (the “ Act “), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

8.11           Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

8.12           Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

8.13           Survival of Representations and Warranties.

All representations and warranties made by the Borrower herein shall survive the execution of this Credit Agreement and the making of the Loan hereunder.

8.14           Fiduciary Relationship.

The Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, its Subsidiaries and their Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Lender or its Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered as of the date first above written.

HOKU CORPORATION By: /s/ Scott Paul Name: Scott Paul Title: CEO By: /s/ Xia Wei Name: Xia Wei Title: Director	HOKU MATERIALS, INC. By: /s/ Scott Paul Name: Scott Paul Title: CEO By: /s/ Darryl Nakamoto Name: Darryl Nakamoto Title: CFO

BANK OF CHINA, NEW YORK BRANCH,
as the Lender

By:	/s/Jin Yan
Name:	Jin Yan
Title:	First VP and manager

By:	/s/ Joseph T. Yeung
Name:	Joseph T. Yeung
Title:	Vice President

RIDER TO CREDIT AGREEMENT

BETWEEN

BANK OF CHINA, NEW YORK BRANCH

AND

HOKU CORPORATION

AND

HOKU MATERIALS, INC.
___________________________________________

This Credit Agreement is with respect to Revolving Credit Loan.

 “Aggregate Letter of Credit Coverage” means the sum of the face amounts of the Outstanding Letter or Letters of Credit.

“Agreement Date” means August 16, 2011.

“Availability Period” means the period that begins on the Effective Date and concludes on the Maturity Date.

“Borrower” means

HOKU CORPORATION, a Delaware corporation having an address at
1288 Ala Moana Blvd., Ste. 220
Honolulu, Hawaii  96814

-and-

HOKU MATERIALS, INC. a Delaware corporation having an address
1288 Ala Moana Blvd., Ste. 220
Honolulu, Hawaii  96814

“Borrower’s Counsel” means Morgan, Lewis & Bockius LLP.

 “Default Increment Percentage” means 5.0%.

“Facility Fee” means Lender’s charge for making the Loan available to the Borrower hereunder, in the amount of $135,000.00 (equal to 0.9 percent of the Maximum Total Amount), which shall be deemed earned and payable upon execution of this Agreement.

“Fiscal Year” means the twelve (12) month period commencing April 1 and ending March 31.

“Interest Defined Months” means three (3) months.

“LIBOR Rate Margin” means, for any LIBOR Loan for any applicable Interest Period, two and 50/100ths Percent (2.50%) per annum.

“Maturity Date” or “Revolving Maturity Date means the earlier of (i) the fifth (5th) anniversary of the Effective Date; or (ii) the fifteenth (15th) day prior to the expiration date of the Letter of Credit.

“Maximum Total Amount” means the lesser of (a) $15,000,000 or (b) the Aggregate Letter of Credit Coverage.

“Most Recent Borrower Financial Statements” means the Consolidated Financial Statements of Borrower and its Subsidiaries dated March 31, 2010.

“Outstanding Letter of Credit” means a Letter of Credit which has been provided as security for this facility and which remains outstanding, unexpired and in full force and effect.

 “Parent” means the Borrower’s direct parent company as of the date hereof.

“Revolving Availability Period” means the period from and including the Effective Date to (but excluding) the Revolving Maturity Date.

Schedule 4.3
Permitted Liens

Liens Other than Customer Liens

Trane US, Inc. filed a UCC-1 financing statement on certain assets of Hoku Materials, Inc. with the Idaho Secretary of State.

Federal Equipment Company filed a UCC-1 financing statement on certain assets of Hoku Corporation with the Bureau of Conveyances in the State of Hawaii.

Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings (provided that if matters are being contested in good faith that adequate reserves with respect thereto are maintained on the books of Borrower).  THE LIENS DESCRIBED IN THIS PARAGRAPH DO NOT EXCEED $100,000 IN THE AGGREGATE.

Leases or subleases and licenses or sublicenses granted to others in the ordinary course of Borrower’s business if such do not interfere in any material respect with the business of Borrower.  LIENS DESCRIBED IN THIS PARAGRAPH ARE NOT SUBJECT TO QUANTIFICATION.

Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution. THE LIENS DESCRIBED IN THIS PARAGRAPH DO NOT EXCEED $100,000 IN THE AGGREGATE.

Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s liens or other like Liens arising in the ordinary course of business.  LIENS DESCRIBED IN THIS PARAGRAPH MAY EXCEED $100,000, INDIVIDUALLY, AND $500,000, IN THE AGGREGATE.

Pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements. THE LIENS DESCRIBED IN THIS PARAGRAPH DO NOT EXCEED $100,000 IN THE AGGREGATE.

Liens upon or in any equipment acquired or held by Borrower to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment.  THE LIENS DESCRIBED IN THIS PARAGRAPH DO NOT EXCEED $100,000 IN THE AGGREGATE.

Customer Liens

Wealthy Rise International, Ltd. has a security interest in the assets of Hoku Materials, Inc. pursuant to the Second Amended and Restated Supply Agreement between Hoku Materials, Inc. and Wealthy Rise International, Ltd., dated as of March 31, 2010.  Wealthy Rise International, Ltd. filed a UCC-1 financing statement in Bannock County, Idaho and with the U.C.C. Filing Section of the Delaware Department of State in connection with the security interest.

Tianwei New Energy (Chengdu) Wafer Co., Ltd. (“Tianwei”) has a security interest in the assets of Hoku Corporation and Hoku Materials, Inc. pursuant to Security Agreement, dated December 22, 2009 relating to the Amended and Restated Supply Agreement No. 1 between Hoku Materials, Inc. and Tianwei New Energy (Chengdu) Wafer Co., Ltd., dated as of December 22, 2009, as amended, and the Amended and Restated Supply Agreement No. 2 between Hoku Materials, Inc. and Tianwei New Energy (Chengdu) Wafer Co., Ltd., dated as of December 22, 2009, as amended.  Tianwei also has a security interest in the assets of Hoku Corporation and Hoku Materials, Inc. pursuant to Security Agreement, dated January 19, 2010 relating to a loan of approximately $50 million principal amount from Tianwei to Hoku Corporation and for which China Construction Bank Corporation Shuangliu Sub-Branch is acting as the agent.  Tianwei filed a UCC-1 financing statement with the U.C.C. Filing Section of the Delaware Department of State in connection with the security interests.

Wuxi Suntech Power Co., Ltd. has a security interest in the assets of Hoku Materials, Inc. pursuant to the First Amended & Restated Supply Agreement by and between Hoku Materials, Inc. and Wuxi Suntech Power Co., Ltd., dated as of May 12, 2008, as amended.

Solarfun Power Hong Kong Ltd. has a security interest in the assets of Hoku Materials, Inc. pursuant to the Second Amended and Restated Supply Agreement between Hoku Materials, Inc. and Solarfun Power Hong Kong Ltd., dated as of May 13, 2008, as amended.

Jiangxi Jinko Solar Co., Ltd. has a security interest in the assets of Hoku Materials, Inc. pursuant to the Amended & Restated Supply Agreement between Hoku Materials, Inc and Jiangxi Jinko Solar Co., Ltd., dated as of February 26, 2009, as amended.

Shanghai Alex New Energy Co., Ltd. has a security interest in the assets of Hoku Materials, Inc. pursuant to the Supply Agreement between Hoku Materials, Inc. and Shanghai Alex New Energy Co., Ltd., dated as of February 27, 2009, as amended.

Schedule 4.4
Subsidiaries

1.  Direct Subsidiaries of Hoku Corporation:  (i) Hoku Solar, Inc., and (ii) Hoku Materials Holdings, Inc.

2.  Direct Subsidiary of Hoku Materials Holdings, Inc.:  Hoku Materials, Inc.

Schedule 4.6- Permitted Purposes- Description of Project

Project overview

The Project consists of a solar-grade polysilicon (“SGP”) manufacturing facility (the "Plant"), currently under construction in Pocatello, Idaho. The Plant is designed to produce up to 4,000 metric tons of SGP per year. When operational at full capacity, expected in 2012, the Plant will employ more than 200 full-time personnel.

Polysilicon Manufacturing

Polysilicon is an essential raw material in the production of photovoltaic ("PV") cells. The purity requirement for SGP is typically 99.9999%-99.999999% pure.

The majority of SGP production consists of refining metallurgical grade silicon by various chemical processes. The Plant is designed to use a trichlorosilane (TCS)-based, Siemens reactor process, and has incorporated advanced process gas recovery and recycling systems to increase the efficiency of raw material conversion. These systems will also reduce the Plant’s overall environmental footprint.  The SGP will be sold for exclusive use in the manufacture of photovoltaic electricity generating equipment.

Schedule

Full commercial operations are expected in the first half of  2012.

Schedule 5.6- Insurance

List of Current Insurance Policies

General Liability

Automobile

Workers’ Compensation

Umbrella Liability

Property

Foreign Liability

Directors and Officers Liability

Exhibit A
Letter of Credit

Exhibit B
Notice of Borrowing
Date: _________________
To:	Bank of China, New York Branch 410 Madison Avenue New York, New York 10017
Ladies and Gentlemen:

The undersigned HOKU CORPORATION and HOKU MATERIALS, INC. (jointly, the “Borrower”) refers to the Credit Agreement dated as of ___________________ (as amended and supplemented and in effect from time to time, the “Credit agreement,” the terms defined therein being used herein as therein defined), between the Borrower and Bank of China, New York Branch (the “Bank”), and hereby gives you notice. irrevocably, pursuant to Section 2.1(b)(i) of the Credit Agreement, that the undersigned hereby requests a Loan under the Credit Agreement and in that connection sets forth below the information relating to such Loan (the "Proposed Borrowing") as required by Section  2.1(b)(i) of the Credit Agreement:

 (i) The aggregate principal amount of Loans to be made pursuant to the Proposed Borrowing is $__________.
(ii) The Business Day for the Loans to be made pursuant to the Proposed Borrowing is _______, 201___.
(iii) The Proposed Borrowing is to be credited to the Borrower at __________, ABA #_______________, Account #_____________________.
Attention:

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Borrowing:

 (A)           the representations and warranties contained in the Credit Agreement are and will be true and correct in all material respects, both before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date);
 (B)           no Default or Event of Default has occurred and is continuing or would result from such Proposed Borrowing or from the application of the proceeds thereof; and
 (C)           proceeds of the Proposed Borrowing shall be used solely for Permitted Purposes, as determined in accordance with Section 4.6 of the Credit Agreement.

Capitalized words and terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Very truly yours,
HOKU CORPORATION By:___________________________ Title:__________________________ HOKU MATERIALS, INC. By:___________________________ Title:__________________________

Exhibit C
Promissory Note

MASTER PROMISSORY NOTE

US$15,000,000.00                                                                                                                    August________, 2011

1.           FOR VALUE RECEIVED, THE UNDERSIGNED, HOKU CORPORATION and HOKU MATERIALS, INC. (hereinafter referred to collectively and individually as the “Borrower”), each a corporation organized and existing under the laws of the State of Delaware, having a place of business located at 1288 Ala Moana Blvd., Suite 220, Honolulu, Hawaii  96814, jointly and severally promise to pay to the order of BANK OF CHINA, NEW YORK BRANCH (hereinafter referred to as the “Bank”), a federal branch of a foreign bank, having a principal place of business located at 410 Madison Ave., New York, N.Y. 10017, or at such other place as the holder hereof may designate in writing, the principal sum of FIFTEEN MILLION & NO/100 (US$15,000,000.00) DOLLARS, or the aggregate outstanding principal amount of all Loans, if said amount is different, together with interest thereon from the date hereof until paid in full, before and after maturity, by acceleration or otherwise, at the interest rate as determined from time to time in accordance with the Credit Agreement (defined herein). All payments hereunder shall be made in lawful money of the United States, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

2.           Subject to the terms and conditions of the Credit Agreement, the Bank agrees to make Loans available to the Borrower from time to time during the Availability Period in an aggregate principal amount which shall not exceed at any one time, the Maximum Total Amount. Within the foregoing limits and subject to the terms and conditions of the Credit Agreement, Lender shall permit Borrower to borrow, repay and reborrow the Loans.  Borrower shall not request a Loan under this Note if, as a result of such Loan, the total principal amount outstanding under this Note exceeds the Maximum Total Amount.  All Loans and all payments made on account of principal and interest shall be recorded from time to time by the holder of this Note in books and records maintained for such purpose (whether recorded manually or electronically/digitally) but the failure to record any Loan or error by the holder in making any entry shall not negate Borrower’s obligation to repay same with interest.  Each statement transmitted by Bank to Borrower reflecting any Loan hereunder shall, absent manifest error, be conclusive evidence that the Loan was made by Bank to Borrower.

3.           The outstanding principal balance of this Note from time to time together with interest thereon shall be determined and paid in accordance with the terms and conditions of the Credit Agreement.  The total outstanding principal balance of this Note plus accrued interest, late charges and fees, if any, and any other amounts due or to become due under this Note and under the Credit Agreement, if not sooner paid, shall be paid in full on the earlier of the Maturity Date or the Revolving Maturity Date.  Interest shall be calculated on the basis set forth in the Credit Agreement.  Said principal sum and accrued interest owed as evidenced by this Note shall become due at the option of the Bank upon the occurrence and during the continuation of an Event of Default and/or any other event by which, under the terms of the Credit Agreement or any other Credit Document (defined in the Credit Agreement), or under the terms of this Note, said principal sum may or shall become due and payable.

4.           This Note is issued under and pursuant to the terms of a certain Credit Agreement between Bank and Borrower dated of even date herewith (“Credit Agreement”).  The terms and provisions of the Credit Agreement to be observed by Borrower are incorporated into this Note to the same extent as if fully set forth herein.  Each Loan under this Note shall be made in such manner as Bank and Borrower have agreed pursuant to the Credit Agreement.  This Note is secured by the Letter(s) of Credit described in the Credit Agreement.  Capitalized terms used but not defined herein shall have the meanings ascribed in the Credit Agreement.

5.           In addition to any other provisions of the Credit Agreement which apply the Default Rate, if the principal sum outstanding under this Note shall remain unpaid after the earlier of the Maturity Date or the Revolving Maturity Date, or if an Event of Default has occurred and is continuing, then the interest payable thereon from and after the earliest of the Maturity Date, the Revolving Maturity Date or the date of the Event of Default, whether before or after judgment, shall be at the Default Rate as defined in the Credit Agreement.

6.           Presentment for payment, diligence, notice of dishonor, protest and notice of protest of this Note or evidence of said debt is expressly waived, and no demand shall be necessary whether any default occurs or not.  Borrower, for itself, its heirs, representatives, successors and assigns, does hereby waive the right to setoff or to assert as a defense or counterclaim, now or at any time hereafter, any and all claims, demands, costs, losses, damages or expenses of every kind and nature whatsoever, whether liquidated or unliquidated, against any of its obligations hereunder, the Credit Agreement and all other Credit Documents and instruments executed by Borrower in connection herewith.

7.           In case any provision (or any part of any provision) contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note but this Note shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had never been contained herein but only to the extent it is invalid, illegal or unenforceable.

8.           In no event shall the rate of interest hereunder exceed the maximum rate of interest permitted by the laws governing this Note.  If the interest collected in any aspect of this Note exceeds the maximum amount permitted by such laws, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the principal balance of this Note.

9.           The Bank, at its option, may extend the time for payment of this Note, postpone the enforcement hereof, or grant any other indulgences, without affecting or diminishing the Bank's right to recourse against the Borrower, endorsers, sureties or guarantors, which right is expressly reserved.

10.           After the occurrence of an Event of Default, in addition to principal and interest at the Default Rate, Bank shall be entitled to collect all costs of collection of the sums due under this Note, the Credit Agreement or other Credit Documents or to otherwise enforce its rights under this Note, the Credit Agreement or other Credit Documents, including but not limited to attorneys fees, whether or not suit on this Note or any other legal proceeding is commenced, and all such costs and expenses shall be payable on demand, with interest thereon at the Default Rate, and shall also be secured by the Letter(s) of Credit and any other collateral held as security for Borrower's obligation to Bank.

11.           Neither this Note nor any provision hereof may be amended, changed, waived, discharged or terminated except in a writing duly signed by the Bank, and no purported oral amendment, change, waiver, discharge or termination shall be effective notwithstanding that Borrower shall have substantially and detrimentally relied upon same.  This Note shall be governed by and construed under the laws of the State of New York, without regard to the conflicts of law principles thereof.  Borrower and each endorser or guarantor hereby irrevocably agree that all actions, suits or proceedings arising out of, in connection with or relating to this Note, the Credit Agreement and/or other Credit Documents, or the interpretation, performance or breach thereof, shall, in the sole and absolute discretion of the Bank, be litigated in the Supreme Court of the State of New York, County of New York or, to the extent permitted by law, in United States District Court of the Southern District of New York, except that the Bank may institute legal actions or proceedings against the Borrower in any court of competent jurisdiction.  Without limiting any other provision of this Note, the Borrower shall reimburse the Bank for all costs and expenses including attorney’s fees and court costs incurred by the Bank in connection with any such action, suit or proceeding.

12.           The obligations of the Borrower under this Note, if there is more than one signing this Note as Borrower, are joint and several.  The joint and several obligations of each Borrower under this Note shall be absolute and unconditional and shall remain in full force and effect until the entire principal, interest, penalties, premiums and late charges, if any, on this Note and additional payments, if any, due pursuant to any other Credit Document (sometimes collectively referred to as the "obligation" or "obligations," as the context requires) shall have been paid and, until such payment has been made, shall not be discharged, affected, modified or impaired on the happening from time to time of any event, including, without limitation, any of the following, whether or not with notice to or the consent of any of the undersigned:
a.
the waiver, compromise, settlement, release, termination or amendment (including, without limitation, any extension or postponement of the time for payment or performance or renewal or refinancing) of any or all the obligations or agreements of any Borrower under this Note or any other Credit Document;

b.
the failure to give notice to any or all of the undersigned comprising the Borrower of the occurrence of a default under the terms and provisions of this Note or any other Credit Document (except as expressly required by the Credit Agreement);

c.
the release, substitution or exchange by the holder of this Note of any collateral securing any obligation of the Borrower (whether with or without consideration) or the acceptance by the holder of this Note of any additional collateral or the availability or claimed availability of any other collateral or source of repayment or any nonperfection or other impairment of any collateral;

d.
the release of any person primarily or secondarily liable for all or any part of the obligations, whether by Bank or any other holder of this Note or in connection with any voluntary or involuntary liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors or similar event or proceeding affecting any or all of the undersigned Borrower or any other person or entity who, or any of whose property, shall at the time in question be obligated in respect to the obligations or any part thereof; or

e.
to the extent permitted by law, any other event, occurrence, action or circumstance that would, in the absence of this clause, result in the release or discharge of any or all of the undersigned Borrower from the performance or observation of any obligation, covenant or agreement contained in this Note (except payment in full of the Obligations).

The joint and several obligations of the Borrower to Bank under this Note shall remain in full force and effect (or be reinstated) until Bank has received payment in full of all obligations and the expiration of any applicable preference or similar period pursuant to any bankruptcy, insolvency, reorganization, moratorium or similar law, at law or equity, without any claim having been made before the expiration of such period asserting an interest in all or any part of any payment(s) received by Bank.  The undersigned expressly agree that Bank shall not be required first to institute any suit or action or to exhaust its remedies against any of the undersigned or other person or party to become liable hereunder or against any collateral, in order to enforce this Note; and expressly agree that, notwithstanding the occurrence of any of the foregoing, the undersigned shall be and remain, directly and primarily liable for all sums due and to become due under this Note and under the Credit Documents.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the day and year first above written.

Witness:_______________________	HOKU CORPORATION By _______________ By_______________ Name: Name: Title: Title:
Witness:_______________________	HOKU MATERIALS, INC. By ____________________________ Name: Title: